Exhibit 2.1

Certificate of Incorporation

OF

WFTP Ventures Inc.

Article I

Name of Corporation

The name of this corporation is: WFTP Ventures Inc.

Article II

Registered Office

The address of the registered office of the corporation in the State of Delaware is 838 Walker Road, Suite 21-2, Dover, County of Kent, Delaware 19904, and the name of its registered agent at that address is Registered Agent Solutions, Inc.

Article III

Purpose

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Article IV

Authorized Capital Stock

Section 1. Authorized Capital. This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of all classes of stock that this Corporation is authorized to issue is Twenty Million (20,000,000), consisting of Fifteen Million (15,000,000) shares of Common Stock, par value $0.00001 per share, and Five Million (5,000,000) shares of Preferred Stock, par value $0.00001 per share.

Section 2. Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The board of directors (the “Board of Directors”) of this corporation is expressly authorized to provide for the issue of all or any of the remaining shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional or other rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares issued of any series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE V

INCORPORATOR

The name and mailing address of the incorporator of the corporation is:

Elliot Lewis

401 Pine Avenue

Long Beach, CA 90802

ARTICLE VI

Board Power Regarding Bylaws

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the bylaws of the corporation.

ARTICLE VII

Election of directors

Elections of directors need not be by written ballot unless the bylaws of the corporation shall so provide.

Article VIII

Liability And Indemnification

To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended (the “Delaware Law”), a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The corporation shall indemnify, in the manner and to the fullest extent permitted by the Delaware Law, any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The corporation may indemnify, in the manner and to the fullest extent permitted by the Delaware Law, any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was an employee or agent of the corporation, or is or was serving at the request of the corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Expenses incurred by any such director, officer, employee or agent in defending any such action, suit or proceeding may be advanced by the corporation prior to the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified as authorized by the Delaware Law and this Article VIII. The corporation may, to the fullest extent permitted by the Delaware Law, purchase and maintain insurance on behalf of any such director, officer, employee or agent against any liability which may be asserted against such person. To the fullest extent permitted by the Delaware Law, the indemnification provided herein shall include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement and, in the manner provided by the Delaware Law, any such expenses may be paid by the corporation in advance of the final disposition of such action, suit or proceeding. The indemnification provided herein shall not be deemed to limit the right of the corporation to indemnify any other person for any such expenses to the fullest extent permitted by the Delaware Law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the corporation may be entitled under any agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

No repeal or modification of the foregoing paragraph shall adversely affect any right or protection of a director of the corporation existing by virtue of the foregoing paragraph at the time of such repeal or modification.

Article IX

Corporate Power

The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation to do business both within and without the State of Delaware, and in pursuance of the Delaware General Corporation Law, does make and file this Certificate.

Dated: July 20, 2023

/S/ ELLIOT LEWIS
Elliot Lewis, Incorporator

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